Exhibit 2

                                 ZENASCENT, INC.
                         10 WEST 33RD STREET, SUITE 705
                            NEW YORK, NEW YORK 10001


April 25, 2002


James DiLorenzo
One Montauk Highway
Southampton, New York 11968

Dear James:

      This Letter will confirm our agreement and understanding concerning certain transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of February 21, 2002 (as the same may be amended from time to time, the "Merger Agreement"), by and among Zenascent, Inc., a Delaware corporation ("Zenascent"), Zenascent Newco Inc., a Delaware corporation, Cedric Kushner Boxing, Inc., a Delaware corporation ("Boxing"), Cedric Kushner Promotions, Ltd., a New York corporation, Cedric Kushner and James DiLorenzo ("You"). Capitalized terms used herein without definition shall have the respective meanings set forth in the Merger Agreement.

      1. Background. Pursuant to Section 1.3 of the Merger Agreement, in connection with the consummation of the Merger, You, as a shareholder of Boxing, are to be issued 59,962.71 shares of Series B Stock and 5,584.42 shares of Series C Stock, convertible, as of the date of issuance into an aggregate of 6,554,713 shares of Acquiror Common Stock (the "Consideration"). As You are aware, Zenascent does not, as of the date hereof, have authorized and available for issuance a sufficient number of shares of Acquiror Common Stock to both effect the conversion of the Consideration into Acquiror Common Stock and to cover its other outstanding obligations to issue Acquiror Common Stock upon the exercise or conversion, as applicable, of other outstanding securities convertible into, and options and warrants exercisable for, Acquiror Common Stock (collectively. the "Other Rights"). In recognition of this fact, Section
5.13 of the Merger Agreement provides that Zenascent shall use its best efforts to secure approval by its stockholders, as promptly as is practicable following the Effective Date, of an amendment to its Certificate of Incorporation (the "Amendment") that, inter alia, effectuates an increase in the number of shares of Acquiror Common Stock authorized thereunder so as to have authorized and available for issuance a sufficient number of shares of Acquiror Common Stock to fully cover the conversion or exercise, as applicable, of the Consideration and all Other Rights outstanding as of the Effective Date.

      2. Restriction on Conversion. In order to facilitate the consummation of the Merger, including, without limitation, the transactions contemplated by Sections 1.3 and 5.13 thereof, as well as the making of all necessary filings, and the obtaining of all necessary governmental approvals, in connection therewith, You hereby agree that neither You nor any of Your Affiliates shall seek, whether directly or indirectly, to convert any of the Consideration into Acquiror Common Stock until such time as the Amendment has become effective following its due approval by the stockholders of Zenascent.

      3. Transfer of Consideration. The Consideration may not be assigned or transferred except to a person who executes a written agreement with Zenascent containing restrictions in form and substance identical to those of Paragraph 2 hereof. Any such assignment or transfer in violation of this Paragraph 3 shall be null and void.

      4. Entire Agreement; Modification. This Letter, together with the Merger Agreement, contains the entire agreement, and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Letter may not be changed, modified, extended or terminated except upon written amendment duly approved in writing by each of the parties hereto.

      5. Severability. If any term, provision, covenant or restriction of this Letter is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of this Letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      6. Binding Effect; Assignment. This Letter shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs and legal representatives. The rights and obligations of a party hereunder may not be transferred or assigned without the prior written approval of the other party hereto.

      7. Choice of Law; Jurisdiction. All questions pertaining to the validity, construction, execution and performance of this Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. The parties hereby submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County (as well as all appropriate appellate courts) in connection with the adjudication of any controversy or claim arising from, out of or relating to, this Letter or the breach hereof.

      8. Counterparts. This Letter may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                        [Signatures follow on next page]

      If this Letter correctly sets forth our understanding with respect to the subject matter addressed herein, please execute this Letter in the space provided below, whereupon it shall become a binding agreement between us.

                                            Very truly yours,

                                            ZENASCENT, INC.


                                            By:
                                                /s/  Steven Angel
                                                --------------------------------
                                                Steven Angel
                                                Secretary

Agreed to and accepted as of the

date first written above:


/s/ JAMES DILORENZO
--------------------------------
JAMES DILORENZO